                                                               Filed Pursuant to
                                                                  Rule 424(b)(4)
                                                           File Number 333-48360


                                 72,316 Shares

                              DIGITAL ISLAND, INC.
                                  Common Stock



     The 72,316 shares of our common stock offered by this prospectus were originally issued by us in connection with our License Agreement with Kinetech, Inc. All the shares of our common stock offered by this prospectus may be resold from time to time by or on behalf of certain of our stockholders. The shares were originally issued in a private placement made in reliance on Regulation D and/or section 4(2) of the Securities Act of 1933, as amended.

     The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our Common Stock is quoted on the Nasdaq National Market under the symbol "ISLD." On October 31, 2000, the average of the high and low price for the Common Stock was $11.88.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE COMMON STOCK.

                         _______________________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                         _______________________________






================================================================================
               The date of this prospectus is November 2, 2000

                               PROSPECTUS SUMMARY

   This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, incorporated by reference in this prospectus. You should read the full text of, and consider carefully the more specific details contained in or incorporated by reference into this prospectus.

Our Business

   We provide a global e-Business delivery network and suite of services for enterprises that use the Internet to deploy critical business applications and conduct e-commerce worldwide. We offer a comprehensive solution that integrates content delivery, hosting, intelligent networking and applications services. We target global enterprises that increasingly rely on the Internet to conduct business, but are constrained by the unreliability, slow performance and limited range of functions of the public Internet. Our customers use our services and proprietary technology to facilitate the deployment of a wide variety of electronic commerce applications, including online marketing and sales, customer service, fulfillment, software, document and multimedia distribution and online training. As of June 30, 2000, we had contracts with 382 customers, of which 279 were deployed, including Activision, AOL, Autodesk, Canon, Cisco Systems, CNBC.com, E*TRADE, Blue Mountain, ft.com, Intuit, Microsoft, National Semiconductor, NetGravity, PBS.org and Value America.

Recent Developments

   On September 15, 2000, we completed a merger with SoftAware, Inc. under which SoftAware became our wholly-owned subsidiary. SoftAware developed a ultra-low latency global server network that delivers quick response times for highly interactive applications.

   In connection with the merger, each share of SoftAware common stock outstanding immediately prior to the completion of the Merger was converted into the right to receive 0.3692 shares of our common stock and $.7877 in cash. We assumed SoftAware's outstanding and unexercised stock options based on the exchange ratio, issuing in the aggregate of 9.375 million shares of our common stock and $20 million in cash to acquire approximately 25 million shares of SoftAware common stock. The transaction is intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended, and was accounted for using the purchase method of accounting.

The Offering

   This prospectus relates to the sale of up to 72,316 shares of our common stock by the selling stockholders identified in this prospectus. We are registering our common stock for resale by these selling stockholders. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. See "Selling Stockholders."

Use of Proceeds

   The selling stockholders will receive all of the proceeds from the sale of the common stock pursuant to this prospectus. We will not receive any of the proceeds from sales by the selling stockholder of the offered shares of common stock.

                                 RISK FACTORS

     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this prospectus. You should carefully consider the following risk factors, together with all other information included or incorporated by reference into this prospectus, before you decide whether to purchase shares of our common stock

     Risks and uncertainties, in addition to those described below, that are not presently known to us, or that we currently believe are immaterial may also impair our business operations. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. In addition, the trading price of our common stock could decline due to the occurrence of any of these risks.

                        Risks Related to Digital Island

We have a short operating history.

      Our limited operating history makes it difficult for us to predict future results of operations, and makes it difficult to evaluate us or our prospects. We were incorporated in 1994, and began offering our e-Business delivery network services in January 1997. Prior to such time, we were engaged in activities unrelated to our current operations, and as a result, the results of our operations for such periods are not comparable to our results of operations for 1997 or any subsequent periods.

      We completed a merger with Sandpiper Networks, Inc. in December 1999. Sandpiper commenced operations in December 1996 and introduced its service in September 1998, and therefore also has a limited operating history. The limited operating history of the combined company and the limited operating histories of Digital Island and Sandpiper as individual entities may limit your ability to evaluate our prospects and performance, and an investment in our common stock, due to:

 .  our unproven potential to generate profits;

 .  our limited historical financial data;

 .  our limited experience in operating as a combined entity; and

 . our limited experience in addressing emerging trends that may affect our combined business.

        You should consider our prospects in light of the risks, expenses and difficulties we may encounter as an early stage company in the new and rapidly evolving market for Internet content delivery solutions. As a result of such risks, expenses and difficulties, we may not be able to:

 .  successfully market our content delivery solution;

 . maintain and expand our market share in the highly competitive market for Internet content delivery solutions;

 . timely and effectively introduce new services and service enhancements that are responsive to the needs of our customers; and

 . attract, train and retain qualified sales, technical and customer support personnel.

We have incurred operating losses since our inception and expect future operating losses for the foreseeable future.

      The revenue and income potential of our business and market is unproven. From inception, we have experienced operating losses, negative cash flows from operations and net losses in each quarterly and annual period. For the fiscal year ended September 30, 1999, our operating loss, negative cash flow from operations and net loss were $52.5 million, $39.7 million and $50.9 million, respectively. For nine months ended June 30, 2000, our operating loss, negative cash flow from operations and net loss were $225.0 million, $116.8 million and $216.9 million, respectively.

      Our operating expenses are largely based on anticipated revenue trends, and a high percentage of our expenses are, and will continue to be, fixed in the short term. In addition, we expect to continue to incur increasing expenses in order to:

 . expand sales and marketing activities through new programs and additional personnel;

 .  increase product development activities;

 . continue to grow our network infrastructure to maintain and increase our ability to service new and existing customers;

 . obtain access to additional bandwidth for the transport of increasing volumes of data over our network; and

 . expand our channels of distribution to increase our presence in our target markets.

      We have substantially increased the level of our anticipated capital expenditures for network expansion, facilities and related costs over the next 12 months to approximately $150 million. As a result, we believe that we will continue to experience significant losses for the foreseeable future.

      We will need to generate significantly higher revenues to achieve and maintain profitability. Although we have experienced growth in revenues in recent periods, this growth rate may not be indicative of future operating results. We may never be able to achieve or sustain profitability.

The unpredictability of our quarterly results may adversely affect the trading price of our stock.

      We expect our revenues and operating results to vary significantly from quarter to quarter due to a number of factors, many of which we cannot control and any of which may cause our stock price to fluctuate. These factors include the following:

 . demand for and market acceptance of our products and services may decline or fail to increase enough to offset our costs;

 . the introduction of new products and services or enhancements by us and our competitors may increase our costs or make our existing products or services obsolete;

 . the prices we can charge our customers may decline due to price competition with our competitors;

 . utilization of our global network may increase beyond our capacity and we may incur significant expenses to increase such capacity;

 . continuity of our service and network availability could be interrupted, reducing revenue;

 . the availability and cost of bandwidth may reduce our ability to increase bandwidth as necessary;

 . the length of our sales cycle and timing of customer installations and expansion of our network infrastructure may vary from quarter to quarter;

 . the mix of products and services we sell may change and the new mix may generate less revenue;

 . the timing and magnitude of our capital expenditures, including costs relating to the expansion of operations, may vary from quarter to quarter;

 .  bandwidth used by customers may fluctuate from quarter to quarter; and

 . conditions specific to the Internet industry and other general economic factors may affect the prices we can charge or the expenses we incur.

      Because a relatively large portion of our expenses are fixed in the short-term, particularly with respect to telecommunications capacity, depreciation, real estate and interest expenses and personnel, our results of operations are particularly sensitive to fluctuations in revenues. Due to the foregoing, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. It is likely that, in some future quarters, our operating results may not meet the expectations of public market analysts and investors. In that event, the price of our common stock may fall.

We must offer services priced above the overall cost of bandwidth, and any failure to do so would jeopardize our operating results.

      If we do not obtain adequate bandwidth capacity on acceptable terms and realize appropriate customer volume for such bandwidth, we will not achieve positive gross profit. We purchase our bandwidth capacity on a fixed-price basis in advance of the sale of our services. We sell our services, by contract, on the basis of actual usage. Our bandwidth costs currently exceed our revenues from the sale of services, which results in negative gross profit.

      Our data replication (mirroring) and storage (caching) business is attractive to customers primarily because these services eliminate a significant portion of the cost of transporting data by deploying data in close proximity to the end users. To the extent bandwidth costs decrease, the prices we may charge for these services will decrease as well. If the cost of bandwidth decreases more than we expect, the value of these services could be substantially reduced, which would harm our business and financial results.

      We expect that the cost of obtaining bandwidth for the transport of data over our network will decline over time as a result of, among other things, the large amount of capital currently being invested to build infrastructure. We expect the prices we charge for data transported over our network will also decline over time as a result of, among other things, the lower cost of obtaining bandwidth and existing and new competition in the markets we address. If we fail to accurately predict the decline in costs of bandwidth, are unable to sell our services at acceptable prices, or fail to offer additional services from which we can derive additional revenues, our revenues will decrease and our business and financial results will suffer.

We must retain and expand our customer base or else we will continue to be unprofitable.

      For the fiscal year ended September 30, 1999, we had contracts with 83 billing customers, of which one, E*TRADE, accounted for approximately 35% of our revenues. As of June 30, 2000, we had contracts with 382 customers of which 279 were deployed. E*TRADE accounted for approximately 22% of our revenues during the nine months ended June 30, 2000. We currently incur costs greater than our revenues and need to increase customer revenue to become profitable. We incur significant fixed costs to purchase our bandwidth capacity and maintain our network. We also have payroll and other working capital needs. If we are unable to retain or grow our customer base, we will not be able to achieve the economies of scale necessary to offset our fixed and other operating costs. Our ability to attract new customers depends on a variety of factors, including:

 .  the willingness of businesses to outsource their Internet operations;

 .  the reliability and cost-effectiveness of our services; and

 .  our ability to effectively market such services.

      To attract new customers we intend to significantly increase our sales and marketing expenditures. However, our efforts might not result in more sales as a result of the following factors:

 .  we may be unsuccessful in implementing our marketing strategies;

 . we may be unsuccessful in hiring a sufficient number of qualified sales and marketing personnel; and

 .  our marketing strategies may not result in increased sales.

Our network infrastructure may be subject to failure or disruptions, which would seriously harm our business.

      Our business is dependent on providing our customers with fast, efficient and reliable network services. To meet these customer requirements we must protect our network infrastructure against damage from:

 .  human error;

 .  fire;

 .  natural disasters;

 .  power loss;

 .  sabotage or vandalism;

 .  telecommunications failures; and

 .  similar events.

      Despite precautions taken by us, the occurrence of a natural disaster or other unanticipated problems at one or more of our data centers could result in service interruptions or significant damage to equipment. We have experienced temporary service interruptions in the past, and we could experience similar interruptions in the future. We may be subject to legal claims and be liable for losses suffered by our customers for disruptions resulting from failures on our network. Our agreements with our customers generally attempt to eliminate our liability for consequential or punitive damages not caused by our gross negligence or willful acts. However, those provisions may not protect us from being held liable for such damages. If our disruption rate is high, clients may seek to terminate their contracts with us and our reputation could be harmed, which would materially harm our business.

Our Internet content delivery service is complex and may have errors or defects that could seriously harm our business.

      Our Internet content delivery service is highly complex and is designed to be deployed in very large and complex networks. Because of the nature of this service, we can only fully test it when it is fully deployed in very large networks with high traffic. We and our customers have from time to time discovered errors and defects in our software. In the future, there may be additional errors and defects in our software that may adversely affect our service. If we are unable efficiently to fix errors or other problems that may be identified in the future, we could experience:

 .  loss of or delay in revenue;

 .  loss of customers;

 .  failure to attract new customers or achieve market acceptance;

 .  diversion of development resources;

 .  loss of reputation and credibility;

 .  increased service costs; and

 .  legal actions by our customers.

Future customer warranty claims based on service failures could exceed our insurance coverage.

      Our customer contracts currently provide a limited service level warranty related to the continuous availability of service 24 hours a day, seven days per week, except for certain scheduled maintenance periods. This warranty is generally limited to a credit consisting of free service for a specified period of time for disruptions in Internet transmission services. To date, we have incurred no material expense related to such service level warranty. Should we incur significant obligations in connection with system downtime, our liability insurance may not be adequate to cover such expenses. Although our customer contracts typically provide for no recovery with respect to incidental, punitive, indirect and consequential damages resulting from damages to equipment or disruption of service, in the event of such damages, we may be found liable, and, in such event, such damages may exceed our liability insurance.

Our business will suffer if we do not anticipate and meet specific customer requirements or respond to technological change.

      The market for Internet content delivery and network services is characterized by rapid technological change, frequent new product introductions and changes in customer requirements. We may be unable to respond quickly or effectively to these developments. Our future success will depend to a substantial degree on our ability to offer services that incorporate leading technology, address the increasingly sophisticated and varied needs of our current and prospective customers and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. You should be aware that:

 . our technology or systems may become obsolete upon the introduction of alternative technologies;

 . we may not have sufficient resources to develop or acquire new technologies or to introduce new services capable of competing with

 .  future technologies or service offerings; and

 . the price of our services is likely to decline as rapidly as the cost of any competitive alternatives.

      The development of new or enhanced services through technology development activities is a complex and uncertain process that requires the accurate anticipation of technological and market trends. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent the development, introduction or marketing of new services and enhancements. In addition, our inability to effectively manage the transition from older services to newer services could cause disruptions to customer orders and harm our business and prospects.

If we do not successfully increase the capacity of our network, demand for our services may decrease.

      Due to the limited deployment of our services to date, the ability of our network to connect and manage a substantially larger number of customers at high transmission speeds is as yet unknown. Our network may not be able to serve expected customer levels or meet performance expectations and we may be unable to obtain additional network capacity from third-party suppliers. In addition, as customers' usage of bandwidth increases, we will need to make additional investments in our infrastructure to maintain adequate downstream data transmission speeds, the cost of which may be significant. Upgrading our infrastructure may cause delays or failures in our network. As a result, our network may be unable to achieve or maintain a sufficiently high capacity of data transmission which could significantly reduce demand for our services, reducing our revenues and adversely affecting our business.

If our market does not grow as we expect, our revenues will be below our expectations and our business and financial results will suffer.

      The market for our services is new and unproven. If our customer base does not expand or if there is not a widespread acceptance of our products and our services, our business and prospects will be harmed. The market for our services depends on several uncertain events and factors, including:

 .  the effectiveness of our marketing strategy and efforts;

 .  our product and service differentiation and quality;

 .  the extent of our network coverage;

 .  our ability to provide timely, effective customer support;

 .  our distribution and pricing strategies as compared to our competitors;

 .  our industry reputation; and

 . general economic conditions such as downturns in the e-Business or software markets.

      If the market for our services fails to develop, or develops more slowly than expected, our business will be adversely affected.

We will require significant additional capital, and if we cannot obtain this financing on commercially reasonable terms, our business will suffer.

      Our ability to meet our planned growth will require substantial cash resources. The timing and amount of future capital requirements may vary significantly depending on numerous factors including regulatory, technological, competitive and other developments in our industry. We do not expect to generate significant cash flow from operations in the near term. Accordingly, our ability to meet additional future capital needs will depend on future equity or debt financing, which we may not be able to obtain on satisfactory terms or at all. In addition, our credit agreements contain covenants restricting our ability to incur further indebtedness, and future borrowing instruments such as credit facilities and lease agreements are likely to contain similar or more restrictive covenants and will likely require us to pledge assets as security for borrowings thereunder. Additional equity financing may not be available or may be dilutive to existing stockholders. Our inability to obtain additional capital on satisfactory terms may delay or prevent the expansion of our business and cause us to forego market opportunities, which could materially adversely affect our growth and ability to compete.

Rapid growth in our business could cause a significant strain on our business.

      The planned expansion of our operations will place a significant strain on our management, financial controls, operations systems, personnel and other resources. We expect that our customers increasingly will demand additional information and reports with respect to the services we provide. To handle these demands and enable future traffic growth, we must develop and implement an automated customer service system. In addition, if we are successful in implementing our marketing strategy, we also expect the demands on our network infrastructure and technical support resources to grow rapidly. We expect that these demands will require investments in our infrastructure, the addition of new management personnel, the development of additional expertise by existing management personnel and the establishment of long-term relationships with third-party service vendors. We may not be able to keep pace with such growth, successfully implement and maintain our operational and financial systems or successfully obtain, integrate and utilize the employees, facilities, third-party vendors and equipment, or management, operational and financial resources necessary to manage a developing and expanding business in our evolving and increasingly competitive industry. If we are unable to manage growth effectively, our business and financial results will suffer.

We could lose customers and expose our company to liability if breaches of our network security disrupt service to our customers or jeopardize the security of confidential information stored in our computer systems.

      Despite the implementation of network security measures, our network infrastructure is vulnerable to computer viruses, break-ins and similar disruptive problems caused by our customers or Internet users. Any of these acts could lead to interruptions, delays or cessation in service to our customers and subscribers. Furthermore, such inappropriate use of the network by third parties could also potentially jeopardize the security of confidential information stored in our computer systems and our customers computer systems, which may result in liability to us and may deter potential customers. Although we intend to continue to implement industry-standard security measures, any measures we implement may be circumvented in the future. The costs and resources required to eliminate computer viruses and alleviate other security problems may divert resources from other activities and may result in interruptions or delays to our customers that could cause our business and financial results to suffer.

We must retain and attract key employees or else we may not grow or be successful.

      We are highly dependent on key members of our management and engineering staff. The loss of one or more of these individuals might impede the achievement of our business objectives. Furthermore, recruiting and retaining qualified technical personnel to perform research, development and technical support work is critical to our success. If our business grows, we will also need to recruit a significant number of management, technical and other personnel. Competition for employees in our industry is intense. We may not be able to continue to attract and retain skilled and experienced personnel on acceptable terms. The loss of the services of any of our key employees, the inability to integrate new employees or our failure to attract or retain qualified personnel in the future in a timely manner could harm our business.

We depend on a limited number of third party suppliers for key components of our network infrastructure, and the loss of one or more suppliers may slow our growth or cause us to lose customers.

      We are dependent on third party providers to supply key components of our infrastructure, including bandwidth capacity leased from telecommunications network providers and networking equipment that, in the quantities and quality demanded by us, are available only from sole or limited sources. While we have entered into various agreements for carrier line capacity, any failure to obtain additional capacity, if required, would impede the growth of our business and cause our financial results to suffer. The routers and switches used in our infrastructure are currently supplied primarily by Cisco Systems. We purchase these components pursuant to purchase orders placed from time to time, we do not carry significant inventories of these components and we have no guaranteed supply arrangements with this vendor. Any failure to obtain required products or services on a timely basis and at an acceptable cost would impede the growth of our business and cause our financial results to suffer. In addition, any failure of our suppliers to provide products or components that comply with evolving Internet and telecommunications standards could cause our business and financial results to suffer.

Our failure to adequately protect our proprietary rights may harm our competitive position.

      We rely on a combination of copyrights, trademark, service mark and trade secret laws and contractual restrictions to establish and protect proprietary rights in our products and services. However, we will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property.

      Although we have filed patent applications with the United States Patent and Trademark Office with respect to our Footprint and TraceWare technologies, as well as some Internet technology recently acquired from SRI International, such applications are pending and we currently have no patented technology that would preclude or inhibit competitors from entering our market. Moreover, none of our technology is patented abroad, nor do we currently have any international patent applications pending. We cannot be certain that any pending or future patent applications will be granted, that any future patent will not be challenged, invalidated or circumvented, or that rights granted under any patent that may be issued will provide competitive advantages to us.

      We have applied for trademarks and service marks on certain terms and symbols that we believe are important for our business. In addition, we generally enter into confidentiality or license agreements with our employees and consultants and with our customers and corporations with whom we have strategic relationships, and we attempt to maintain control over access to and distribution of our software documentation and other proprietary information.

      The steps we have taken to protect our technology or intellectual property may be inadequate. Our competitors may independently develop technologies that are substantially equivalent or superior to ours. Moreover, in other countries where we do business, there may not be effective legal protection of patents and other proprietary rights that we believe are important to our business. Unauthorized use of any of our proprietary information could seriously harm our business.

      If we do not effectively manage the integration of future acquisitions, it could disrupt our business and cause increased losses.

      Part of our expansion strategy includes acquiring businesses and technologies that we believe will complement our existing business. In the event of any future acquisitions, we may:

 . issue stock that would dilute the ownership of our stockholders, including investors who purchase common stock in this offering;

 .  incur debt;

 .  assume liabilities;

 .  incur amortization expenses related to goodwill and other intangible assets;
   and

 .  incur large and immediate write-offs.

Acquisition transactions require a significant commitment of resources and are accompanied by a number of risks, including:

 . the difficulty of assimilating the operations and personnel of the acquired companies;

 . the potential disruption of our ongoing business and distraction of management;

 . the difficulty of incorporating acquired technology and rights into our products and services;

 .  unanticipated expenses related to technology integration;

 .  the maintenance of uniform standards, controls, procedures and policies;

 . the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

 .  potential unknown liabilities associated with acquired businesses.

      We may need to complete these transactions to remain competitive. We cannot be sure that we will succeed in addressing these risks or any other problems encountered in connection with potential business combinations and acquisitions.

We have anti-takeover defenses that could delay or prevent a takeover that stockholders may consider favorable.

      Certain provisions of our certificate of incorporation and bylaws and the provisions of Delaware law could have the effect of delaying, deferring or preventing an acquisition of Digital Island. For example, our board of directors is divided into three classes to serve staggered three-year terms, we may authorize the issuance of up to 10,000,000 shares of "blank check" preferred stock, our stockholders may not take actions by written consent and our stockholders are limited in their ability to make proposals at stockholder meetings.

We may be unable to license necessary technology, and we may be subject to infringement claims by third parties.

      Our commercial success will also depend in part on our not infringing the proprietary rights of others and not breaching technology licenses that cover technology used in our products. It is uncertain whether any third party patents will require us to develop alternative technology, alter our products or processes, obtain licenses or cease activities that infringe on third party's intellectual property rights. If any such licenses are required, we may not be able to obtain such licenses on commercially favorable terms, if at all. Our failure to obtain a license to any technology that we may require to commercialize our products and services could cause our business and prospects to suffer.

      Companies in the Internet market are increasingly bringing suits alleging infringement of their proprietary rights, particularly patent rights. Any litigation or claims, whether or not valid, could result in substantial costs and diversion of resources. Intellectual property litigation or claims could force us to do one or more of the following:

 . cease selling, incorporating or using products or services that incorporate the challenged intellectual property;

 . obtain a license from the holder of the infringed intellectual property right, which license, if available at all, may not be available on commercially favorable terms; and

 .  redesign products or services.

      If we are forced to take any of the foregoing actions, our business may be seriously harmed. We expect that our insurance may not cover potential claims of this type or may not be adequate to indemnify us in the event we are found liable.

Our participation in joint ventures and strategic relationships may involve risk associated with inconsistent goals, exposure to unknown liabilities and unexpected obligations.

      As part of our international expansion, we pursue relationships and joint ventures with local Internet service providers and telecommunications carriers in other countries. We may not have a majority interest or control of the governing body of any such local operating joint venture and there is a risk that the other joint venture partner may at any time have economic, business or legal interests or goals that are inconsistent with those of the joint venture or us. The risk also will be present that a joint venture partner may be unable to meet its economic or other obligations and that we may be required to fulfill those obligations. In addition, in any joint venture in which we do not have a majority interest, we may not have control over the operations or assets of such joint venture. We may not be able to establish peering relationships or joint ventures with local Internet service providers and telecommunications carriers in other countries on favorable terms or at all. Our failure to establish these relationships may cause us to lose customers or slow our growth and harm our business.

      Sandpiper entered into strategic relationships with America Online, or AOL, in April 1999 and with Microsoft in October 1999 for the joint development of technology, services and/or products. We may not be successful in developing such products. The AOL agreement expires in December 2001 and the agreement with Microsoft expires in August 2002. Each agreement may be terminated by either party if the other party materially breaches the agreement. A termination of, or significant adverse change in our relationship with AOL or Microsoft could have a material adverse effect on our business.

Risks Related To The Sandpiper, Live On Line and SoftAware Mergers.

      If we do not successfully integrate the operations and personnel of Sandpiper, Live On Line or SoftAware or effectively manage the combined company, we may not achieve the benefits of the merger and may lose key personnel and customers.

      We undertook the mergers with the expectation that the mergers will result in significant benefits. Achieving the benefits of the mergers depends on the timely, efficient and successful execution of a number of post-merger events, including the current efforts to integrate the operations and personnel of the three companies. We will need to overcome significant obstacles, however, in order to realize any benefits or synergies from the mergers. The successful execution of these post-merger events will involve considerable risk and may not be successful.

      The market price of our common stock may decline as a result of the Sandpiper, Live On Line and SoftAware mergers if:

 . the integration of Digital Island, Sandpiper, Live On Line and SoftAware is unsuccessful;

 . Digital Island does not achieve the perceived benefits of the mergers as rapidly or to the extent anticipated by financial or industry analysts; or

 . the effect of the mergers on Digital Island's financial results is not consistent with the expectations of financial or industry analysts.

      Our failure to complete the integration successfully could also result in the loss of key personnel and customers. In addition, the attention and effort devoted to the integration of the three companies will significantly divert management's attention from other important issues.

If we fail to successfully cross-market our products or develop new products, we will not increase or maintain our customer base or our revenues.

      With Sandpiper, Live On Line and SoftAware, we intend to offer our products and services to each other's existing customers. We cannot assure you that our respective customers will have any interest in the other company's products and services or that the transactions or other data in Sandpiper's, Live On Line's or SoftAware's databases will be predictive or useful in other sales channels, including systems integrators, web site designers and Internet service providers. The failure of these cross-marketing efforts would diminish the benefits realized by these mergers.

      In addition, we intend to develop new products and services that combine the knowledge and resources of the Digital Island, Sandpiper, Live On Line and SoftAware businesses. To date, the companies have not thoroughly investigated the obstacles, technological, market-driven or otherwise, to developing and marketing these new products and services in a timely and efficient way. We cannot offer any assurances that products or services will be successful or that there will be a market for such products and services. As a result, we may not be able to increase or maintain our customer base. Our failure or inability to develop and market combined products and services could have a material adverse effect on the combined company's business, financial condition and operating results.

                        Risks Related to Our Industry.

      Competition in our industry is intense and growing and we may be unable to compete effectively.

      Our market is highly competitive and fragmented. Our competitors include companies such as AboveNet Communications, Adero, Akamai, AT&T, Concentric, Digex, Exodus Communications, Global Crossing, GTE, InterNAP, MCI WorldCom and Qwest. Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. Some of our current and potential competitors have the financial resources to withstand substantial price competition, and many may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Our competitors with more extensive customer bases, broader customer relationships and broader industry alliances may be able to use such resources to their advantage in competitive situations, including relationships with many of our current and potential customers. In particular, certain competitors have strategic alliances with entities that have entered into similar alliances with us, including Microsoft.

      There are few substantial barriers to entry and we expect that we will face additional competition from existing competitors and new market entrants in the future. We compete against information technology and Internet outsourcing firms, national and regional Internet service providers, and global, regional and local telecommunications companies. Our larger competitors may be able to provide customers with additional benefits in connection with their Internet systems and network solutions, including reduced communications costs. As a result, these companies may be able to price their products and services more competitively than we can and respond more quickly than us to new or emerging technologies and changes in customer requirements. If we are unable to compete successfully against our current or future competitors, we may lose market share, and our business and prospects would suffer.

      We face competition, and in the future may face additional competition, from providers of Internet content delivery services, including networking hardware and software manufacturers, content distribution providers, traditional hardware manufacturers, telecommunications providers, software database companies, and large diversified software and technology companies. Some of these competitors may bundle their services with other software or hardware in a manner that may discourage website owners from purchasing our services or Internet service providers from installing our servers. In addition, if those third party telecommunications providers upon which we are currently dependent for transmission capacity determine to compete with us in the Internet content delivery market, their refusal to provide us with capacity, could result in a degradation or termination of service to certain of our customers. As a result, we could lose customers or fees charged to such customers, and our business and financial results could suffer.

      In addition, no assurances can be given that the Internet content delivery market will develop in a way that we currently anticipate. For example, while we currently intend to offer our customers the most comprehensive solution available in the marketplace today, there currently exists an array of competitors that offer partial solutions to the problems that we intend to address, and a number of these companies have been and are likely to continue tobe quite successful. To the extent Internet service providers utilize other technology that reduces the need for content delivery solutions, demand for our services could decrease.

Increased competition could result in:

 .  price and revenue reductions and lower profit margins;

 .  increased cost of service from telecommunications providers;

 .  loss of customers or failure to obtain additional customers; and

 .  loss of market share.

Liability laws are unsettled in our industry and potential liability associated with information disseminated through our network could harm our business and prospects.

      The law relating to the liability of online services companies and Internet access providers for communications and commerce carried on or disseminated through their networks is currently unsettled. The most recent session of the United States Congress resulted in the enactment of Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union issued a directive in December 1997 that required member states to initiate the process for the adoption of privacy regulations by October 1998. The European Union is also currently considering copyright legislation that may extend the right of reproduction held by copyright holders to include the right to make temporary copies for any reason. It is possible that claims could be made against online services companies and Internet access providers under both United States and foreign law for defamation, negligence, copyright or trademark infringement, or other theories based on the nature of the data or the content of the materials disseminated through their networks. Several private lawsuits seeking to impose such liability upon online services companies and Internet access providers are currently pending.

      In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, which may impose additional burdens on companies conducting business online. Some countries may regulate or prohibit the transport of telephony data in their territories. The imposition upon us and other Internet network providers of potential liability for information carried on or disseminated through our systems could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources, or to discontinue some of our service or product offerings. Our ability to limit the types of data or content distributed through our network is limited. Failure to comply with such regulation in a particular jurisdiction could result in fines or penalties or the termination of our service in such jurisdiction. The increased attention focused upon liability issues as a result of these lawsuits and legislative proposals could impact the growth of Internet use. Our professional liability insurance may not be adequate to compensate or may not cover us in the event we become liable for information carried on or disseminated through our networks. Any costs not covered by insurance incurred as a result of such liability or asserted liability could harm our business and prospects.

Risks associated with operating in international markets could restrict our ability to expand globally and harm our business and prospects.

      We market and sell our network services and products in the United States and internationally. While the United States currently represents the majority of our revenues, we expect the percentage of our international sales to increase over time and expect to commit significant resources to expand our international sales and marketing activities throughout year 2000. However, we may not be able to successfully market, sell, deliver and support our networking services and products internationally. We presently conduct international sales through local subsidiaries in the United Kingdom, Switzerland, Germany, the Netherlands, Japan, Malaysia and China and through distributor relationships with third parties in countries where we have no physical presence. Our failure to manage our international operations effectively could limit the future growth of our business, increase our costs, lengthen our sales cycle and require significant management attention.

      There are certain risks inherent in conducting our business internationally, such as:

 . changes in telecommunications regulatory requirements that may restrict our ability to deliver services to our international customers;

 . export restrictions, tariffs, differing regulatory regimes and other trade barriers that may impede us from adequately equipping our network facilities;

 . challenges in recruiting, retaining, and managing qualified staff who understand the highly technical aspects of our business that could hinder our ability to grow and compete;

 . differing technology standards across countries that may impede our ability to integrate our product offerings across international borders;

 . limited international collection experience in collecting accounts receivable in foreign jurisdictions;

 . political and economic instability that could lead to appropriation of our physical assets, impeding our ability to deliver our services to customers and harming our financial results;

 . protectionist laws and business practices favoring local competition that may give unequal bargaining leverage to key vendors in countries where competition is scarce, significantly increasing our operating costs;

 .  increased expenses associated with marketing services in foreign countries;

 . potentially adverse tax consequences, including restrictions on the repatriation of earnings due to unfavorable changes in tax laws or our physical presence in foreign countries; and

 .  the risks related to the recent global economic turbulence.

      Any of these risks could harm our international operations. For example, some European countries already have laws and regulations related to content distributed on the Internet and technologies used on the Internet that are more strict than those currently in force in the United States. Furthermore, there is an on-going debate in Europe as to the regulation of certain technologies we use, including caching and mirroring. That debate could result in a directive relating to the reform of copyright in the European Community which will, if made into law, restrict caching and mirroring. Any or all of these factors could cause our business and prospects to suffer.

Foreign exchange fluctuations could decrease our revenues or cause us to lose money, especially since we do not hedge against currency fluctuations.

      Although, to date, substantially all of our customers have paid for our services in U.S. dollars, we currently pay some of our suppliers in foreign currencies, which subjects us to currency fluctuation risks. For fiscal 1998 and fiscal 1999, costs denominated in foreign currencies were nominal and we had no foreign currency losses during those periods. However, we believe that in the future an increasing portion of our revenues and costs will be denominated in foreign currencies. In particular, we expect that with the introduction of the Euro, an increasing portion of our international sales may be Euro-denominated. We currently do not engage in foreign exchange hedging activities and, although we have not yet experienced any material losses due to foreign currency fluctuation, our international revenues are subject to the risks of foreign currency fluctuations and such risks will increase as our international revenues increase.

Government regulation and legal uncertainties could limit our business or slow our growth.

      Our services include the transmission of data over public telephone lines. These transmissions are subject to the regulatory authority of the Federal Communications Commission and the state public utility commissions although, to date, neither has elected to exercise such authority. Our services could be affected by changes in federal and state law or regulation in the telecommunications arena, especially changes relating to telecommunications markets in general and the Internet in particular. Such changes could directly or indirectly affect our costs, limit usage or subscriber-related information, and increase the likelihood or scope of competition from Regional Bell Operating Companies or other telecommunications companies.

      As our services become available over the Internet in additional foreign countries, and as we facilitate sales by our customers to end users located in such foreign countries, these foreign jurisdictions may decide that we are required to qualify to do business in their jurisdictions, which may subject us to taxes and other costs. It is also possible that claims could be made against online service companies and Internet service providers under foreign law for defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks.

      Implementation of any future changes in law or regulation, including those discussed herein, could cause our business and prospects to suffer. Our business and prospects may also be harmed by the imposition of certain tariffs, duties and other import restrictions on facilities and resources that we obtain from non-domestic suppliers. As a result, changes in law or regulation in the United States or elsewhere could cause our business and prospects to suffer.

Substantial leverage and debt service obligations may adversely affect our cash flow.

      We have substantial amounts of outstanding indebtedness, primarily consisting of the convertible subordinated notes that were issued in February 2000. As a result of this indebtedness, our principal and interest payment obligations have increased substantially. There is the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due. We may also obtain additional long term debt and working capital lines of credit to meet future financing needs. There can be no assurance that any financing arrangements will be available.

      Our substantial leverage could have significant negative consequences, including:

 .  increasing our vulnerability to general adverse economic and industry

 .  limiting our ability to obtain additional financing;

 . requiring the dedication of a substantial portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures;

 . limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

 . placing us at a possible competitive disadvantage vis-a-vis less leveraged competitors and competitors that have better access to capital resources.

The notes are subordinated to all other senior debt.

      The notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness, as defined in the indenture governing the notes. As a result, in the event of bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default, as defined herein, and in specific other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid in full in cash or other payment satisfactory to the holders of senior indebtedness. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The notes are also effectively subordinated to the liabilities, including trade payables, of any of our subsidiaries. The indenture governing the notes does not prohibit or limit the incurrence of senior indebtedness or the incurrence of other indebtedness and other liabilities by us or our subsidiaries. The incurrence of additional indebtedness and other liabilities by us or our subsidiaries could adversely affect our ability to pay obligations on the notes. As of June 30, 2000, we had approximately $19.0 million of indebtedness outstanding that would have constituted senior indebtedness. We anticipate that from time to time we will incur additional indebtedness, including senior indebtedness.

The notes contain limitations on redemption upon a change in control.

      Upon a change in control, as defined herein, each holder of the notes has rights, at the holder's option, to require us to redeem all or a portion of the holder's notes. Although the indenture allows us, subject to satisfaction of conditions, to pay the redemption price in shares of common stock, if a change in control were to occur, we may not have sufficient funds to pay the redemption price for all the notes tendered by holders. Any future credit agreements or other agreements relating to other indebtedness, including other senior indebtedness, to which we become a party may contain restrictions or prohibitions on the payment of the redemption price while such indebtedness is outstanding. In the event a change in control occurs at a time when we are prohibited from purchasing or redeeming the notes, we could seek the consent of lenders to the purchase of the notes or could attempt to refinance the borrowings that contain this prohibition. If we do not obtain a consent or repay these borrowings, we would remain prohibited from purchasing or redeeming the notes. Our failure to redeem tendered notes would constitute an event of default pursuant to the indenture under which the notes will be issued, which might constitute a default under the terms of other indebtedness that we may enter into from time to time. In these circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of the notes. The term "change in control" is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a change in control does not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Our stock has been and will likely continue to be subject to substantial price and volume fluctuations due to a number of factors, some of which are beyond our control.

      Stock prices and trading volumes for many Internet companies fluctuate widely for a number of reasons, including some reasons which may be unrelated to their businesses or results of operations. This market volatility, as well as general domestic or international economic, market and political conditions, could materially adversely affect the price of our common stock without regard to our operating performance. In addition, our operating results may fall below the expectations of public market analysts and investors. If this were to occur, the market price of our common stock would likely significantly decrease. Sales of substantial amounts of our common stock (including shares issued upon the exercise of outstanding options and warrants) in the public, or the appearance that a large number of shares is available for sale, could depress the market price for our common stock.

      Our executive officers, directors and parties related to them own a large enough percentage of our outstanding common stock to have an influence on the matters presented to stockholders. As a result, these stockholders may have the ability to control matters requiring stockholder approval, including the election and removal of directors, the approval of significant corporate transactions, such as any merger, consolidation or sale of all or substantially all of Digital Island's assets, and the control of the management and affairs of Digital Island. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of Digital Island, impeding a merger, consolidation, takeover or other business combination involving Digital Island or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of Digital Island, which in turn could have an adverse effect on the market price of Digital Island's common stock.

Our management has broad discretion in allocating proceeds from the February 2000 secondary stock offering and convertible subordinated note issuance, which it may not use effectively.


      The net proceeds to us from our recent offerings, after deducting any underwriting commissions and expenses payable by us, were approximately $744 million. The primary purpose of our recent offerings were to fund operating losses, working capital needs and capital expenditures expected to be incurred in connection with the execution of our business plan, including the expansion of our operations. A portion of the net proceeds may also be used to repay currently outstanding or future indebtedness, or to acquire or invest in complementary businesses or products. Accordingly, our management will retain broad discretion as to the allocation of most of the proceeds of the recent offerings. The failure of management to apply these funds effectively could negatively impact our business and prospects.

                        Risks Related To This Offering

The common stock sold in this offering will increase the supply of our common stock on the public market, which may cause our stock price to decline.

     The sale into the public market of the common stock to be sold in this offering could materially adversely affect the market price of our common stock. Most of the shares of our common stock are eligible for immediate and unrestricted sale in the public market at any time. Once the registration statement of which this prospectus forms a part is declared effective, all shares of common stock to be sold in this offering will be eligible for immediate and unrestricted resale into the public market. The presence of these additional shares of common stock in the public market may further depress our stock price.

We may issue stock at a discount to the current market price, which would dilute our existing stockholders.

     In order to raise the funds we need to execute our business plan and fund operations generally, we may to issue stock at a discount to the current market price. Transactions of this kind would result in dilution to our existing stockholders.

                          FORWARD-LOOKING STATEMENTS

     This prospectus, together with all other information included or incorporated by reference into this prospectus, contains forward-looking statements that are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus, together with all other information included or incorporated by reference into this prospectus. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management's view only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

          No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Digital Island, Inc. (referred to in this prospectus as "Digital Island" or the "Registrant"), any Selling Stockholder (as defined below) or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                              AVAILABLE INFORMATION

          Digital Island is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov

          Digital Island has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.

          The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of the prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13a, 13(c), 14, or 15(d) of the Exchange Act until our offering is completed.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed with the Commission (File No. 1-11921) pursuant to the Exchange Act are incorporated herein by reference:

          1. Digital Island's Annual Report on Form 10-K for the year ended September 30, 1999, filed on December 28, 1999;

          2. Digital Island's Quarterly Report on Form 10-Q for the quarter ended December 31, 1999, filed on February 11, 2000 (as amended by Form 10-Q/A as filed on February 22, 2000);

          3. Definitive Proxy Statement, dated March 21, 2000, filed on March 21, 2000 in connection with Digital Island's 2000 Annual Meeting of Stockholders;

          4. Digital Island's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed on May 15, 2000;

          5. Digital Island's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed on August 14, 2000

          6. The description of Digital Island's Common Stock, $0.001 par value per share, and associated rights, contained in its registration statement on Form 8-A, filed on June 7, 1999, including any amendment or report filed for the purpose of updating such description;

          7.  Digital Island's Current Report on Form 8-K filed on January 5,
2000;

          8.  Digital Island's Current Report on Form 8-K filed on July 6, 2000;

          9.  Digital Island's Current Report on Form 8-K filed on July 19,
2000;

          10. Digital Island's Current Report on Form 8-K filed on September 22, 2000; and

          11. All reports and other documents filed by Digital Island pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering.

          Any statement contained in a document incorporated by reference herein shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document. Digital Island will provide without charge to each person to whom this prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written requests for copies should be directed to Digital Island, Inc., Investor Relations, 45 Fremont Street, 12th Floor, San Francisco, California 94105. Digital Island's telephone number is (650) 738-4100.

                                   THE COMPANY

          The principal executive offices of Digital Island are located at 45 Fremont Street, 12th Floor, San Francisco, California 94105. Digital Island's telephone number is (415) 738-4100.

                              PLAN OF DISTRIBUTION

          Digital Island, Inc. is registering 72,316 shares of Common Stock, par value of $0.001 per share (the "Shares"), on behalf of certain selling stockholders. Digital Island will receive no proceeds from this offering. The Shares may be offered by certain stockholders of Digital Island or by pledgees, donees, transferees or other successors in interest that receive such Shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Stockholders"). The Shares were originally issued by Digital Island in connection with the License Agreement between Kinetech, Inc. and Digital Island, dated as of September 1, 2000. The Shares were issued pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof.

          The Selling Stockholders will act independently of Digital Island in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers. The Shares may be sold by one or more, or a combination of, the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers and (e) in privately negotiated transactions. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

          In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers.
In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell Shares short and redeliver the Shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The Selling Stockholder may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

          Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions) in amounts to be negotiated in connection with the sale. Such broker-dealers or agents and any other participating broker-dealers or the Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. Because the Selling Stockholder may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Stockholders have advised Digital Island that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of the Shares by Selling Stockholders.

          In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

          Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders. Digital Island will make copies of this prospectus available to the Selling Stockholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby. Digital Island assumes no obligation to so deliver copies of this prospectus or any related prospectus supplement.

          Digital Island will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose: (a) the name of each such Selling Stockholder and of the participating broker-dealer(s), (b) the number of shares involved, (c) the price at which such shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer's, where applicable,
(e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (f) other facts material to the transaction.

          The Selling Stockholders will be responsible for any fees, disbursements and expenses of any counsel for the Selling Stockholders. All other expenses incurred in connection with the registration of the Shares, including printer's and accounting fees and the fees, disbursements and expenses of counsel for Digital Island will be borne by us. Commissions and discounts, if any, attributable to the sales of the Shares will be borne by the Selling Stockholders. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. Digital Island will indemnify the Selling Stockholders against claims arising out of any untrue statement of a material fact contained in this Registration Statement or any omission to state therein a material fact necessary in order to make the statement made therein.

          Digital Island has undertaken to keep a Registration Statement of which this prospectus constitutes a part effective until the earlier of the disposition of the securities offered hereby or September 1, 2001. After such period, if we choose not to maintain the effectiveness of the registration statement of which this prospectus constitutes a part, the securities issuable offered hereby may not be sold, pledged, transferred or assigned, except in a transaction which is exempt under the provisions of the Securities Act or pursuant to an effective registration statement thereunder.

                                USE OF PROCEEDS

          We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. All proceeds will be received by the selling stockholders. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

          The following table sets forth the number of shares of common stock
owned by each of the Selling Stockholders.   None of the Selling Stockholders
has had a material relationship with Digital Island within the past three years other than as a result of the ownership of the Shares or other securities of Digital Island. Because the Selling Stockholders may offer all or some of the Shares which they hold pursuant to the offering contemplated by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the amount of the Shares that will be held by the Selling Stockholders after completion of this offering. No Selling Stockholder beneficially owns 1% or more of the outstanding shares of common stock of Digital Island. The Shares offered by this prospectus may be offered from time to time by the Selling Stockholders named below.

                                                                                                 Number of Shares
                                         Number of Shares               Percent of              Registered for Sale
                                                                                                               ----
      Name of Selling Stockholder       Beneficially Owned          Outstanding Shares               Hereby (1)
      ---------------------------       ------------------          ------------------               ----------
Kinetech, Inc.                               72,316                          *                         72,316
                                        -----------------------------------------------------------------------
TOTAL                                        72,316                          *                         72,316

______________


*     Represents beneficial ownership of less than one percent.

(1) This Registration Statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Digital Island's outstanding shares of common stock.

                                  LEGAL MATTERS

          The validity of the securities offered hereby will be passed upon for Digital Island by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

          The consolidated financial statements of Digital Island, Inc. and its subsidiaries, incorporated in this prospectus by reference to Digital Island, Inc's Annual Report on Form 10-K for the year ended September 30, 1999, have been incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

          The consolidated financial statements of Sandpiper Networks, Inc. at December 31, 1998 and 1997, and for each of the two years in the period ended December 31, 1998, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                MATERIAL CHANGES

          On September 13, 2000, Akamai Technologies, Inc. ("Akamai") and Massachusetts Institute of Technology ("MIT") filed a Complaint in the U.S. District Court of Massachusetts (No. 00ev1181RWZ) alleging that the Company infringes U.S. Patent No. 6,108,703 (the "703 Patent"). Based on our preliminary investigation, we believe that we have meritorious defenses to Akamai and MIT's claim and intend to vigorously defend ourselves in any litigation that arises from this claim. In addition, because the Company believes that it was the first to invent the technologies claimed in the 703 Patent, it has instituted proceedings with the U.S. Patent and Trademark Office to confirm its ownership of any such inventions.

          On September 20, 2000, Akamai filed a Motion in U.S. District Court of Massachusetts requesting Leave to File A Second Amended Complaint in which it alleges that the Company infringes U.S. Patent No. 6,003,030 (the "O30 Patent"). Based on our preliminary investigation, we believe that we have meritorious defenses to Akamai's claim and intend to vigorously defend ourselves in any litigation that arises from this claim. On October 18, 2000 Akamai and MIT filed a motion in the U.S. District Court of Massachusetts requesting that the Company be preliminary enjoined from offering for sale its Footprint 2.0 content delivery service. We believe that we have meritorious defenses to Akamai and MIT's request for preliminary injunctive relief and intend to vigorously oppose Akamai and MIT's request.

          On September 21, 2000, Akamai filed a Compliant in the U.S. District Court, Northern District of California, alleging that the Company's distribution of certain marketing materials constituted False Advertising, Unfair Competition, Intentional Interference With Contractual Relationships and Intentional Interference With Prospective Business Advantage and requesting, among other things, a Temporary Restraining Order prohibiting the Company from disseminating the materials at issue and publicly commenting on certain related issues. Based on our preliminary investigation, we believe that we have meritorious defenses to Akamai's claims and intend to vigorously defend ourselves in any litigation that arises from these claims. On October 13, 2000, the Court denied Akamai's request for a Temporary Restraining Order.

          We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.



                            -------------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
            Prospectus Summary....................................         3
            Risk Factors..........................................         4
            Forward Looking Statements............................        19
            Available Information.................................        20
            Incorporation of Certain Documents by Reference.......        20
            The Company...........................................        22
            Plan of Distribution..................................        22
            Use of Proceeds.......................................        23
            Selling Stockholders..................................        24
            Legal Matters.........................................        24
            Experts...............................................        24
            Material Changes......................................        24


                              DIGITAL ISLAND, INC.

                                  72,316 Shares
                                 of Common Stock

            _________________________________________________________


                                   Prospectus


            _________________________________________________________


                               November 2, 2000